 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2016

Commission file number: 000-55610

GREENBACKER RENEWABLE ENERGY COMPANY LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0872648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

369 Lexington Avenue, Suite 312

New York, NY 10017

Tel (646) 237-7884

(Address, including zip code and telephone number, including area code, of registrants Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01. Other Events.

Greenbacker Renewable Energy Company LLC (the “Company”) announced today that its Board of Directors (“Board of Directors”) approved the June 30, 2016 net asset value per share for Class A and I shares of common stock of $8.69, respectively, an increase of $0.13 per share from the prior quarter end’s valuation. In addition, the Board of Directors approved the June 30, 2016 net asset value per share for Class C shares of common stock of $8.43, a decrease of $0.13 per share from the prior quarter, primarily due to a change in accounting for the distribution fee paid on the Class C shares. Due to the changes in net asset value per share, the Company revised the per share offering price for each class of shares effective August 4, 2016, to the following - $10.227 per Class A share, $9.791 per Class C share and $9.394 per Class I share.

Due to the change in the share offering prices, the Company’s Board of Directors authorized an increase in cash distributions payable on September 1, 2016 and October 1, 2016 to shareholders of record of Class A, C and I shares as of August 31, 2016 and September 30, 2016, respectively, to $0.00167656 per share, per day to maintain the current annual distribution rates.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated July 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2016	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and Director

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release dated July 27, 2016